EXHIBIT 11

                             THE VINCAM GROUP, INC.
                      CALCULATION OF NET INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARE

                                      1994         1995             1996
                                   ----------   ----------       ----------

Net income                         $1,799,950   $  809,837       $3,585,976
                                   ==========   ==========       ==========
Weighted average number of
 common shares outstanding during
 the year.........................  6,249,341    5,086,288        6,839,893

Assumed exercise of stock options,
 net of treasury shares acquired..    460,316      460,316          516,164

Issuance of mandatorily redeemable
 preferred stock deemed a common
 stock equivalent.................       --        927,414          454,754
                                   ----------    ---------       ----------

Weighted average number of shares
 used in earnings per share
 calculations.....................  6,709,657    6,474,018        7,810,811
                                   ==========   ==========       ==========

Net income per common and common
 equivalent share................. $     0.27   $     0.13       $     0.46
                                   ==========   ==========       ==========